As filed with the Securities and Exchange Commission on May 10, 2022

Registration No. 333-215777

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORTIS INC.

(Exact name of registrant as specified in its charter)

Newfoundland and Labrador, Canada (State or other jurisdiction of incorporation or organization)	98-0352146 (I.R.S. Employer Identification No.)
Fortis Place, Suite 1100 5 Springdale Street St. John’s, Newfoundland and Labrador Canada (709) 737-2800 (Address of Principal Executive Offices)	A1E 0E4 (Zip Code)

Fortis Inc. Second Amended and Restated 2012 Employee Share Purchase Plan

(Full title of plan)

FortisUS Inc.

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, address and telephone number, including area code of agent for service)

with copies to:

James R. Reid
Executive Vice President,
Chief Legal Officer
and Corporate Secretary
Fortis Inc.
Fortis Place, Suite 1100
5 Springdale Street
St. John’s, Newfoundland and Labrador, Canada
A1E 0E4
(709) 737-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Fortis Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-215777) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 27, 2017, as amended by Post-Effective Amendment No. 1 to the Registration Statement, filed with the Commission on May 4, 2017, to deregister all of the securities that were registered for issuance under the Registration Statement and remain unsold thereunder.

The Registration Statement, as amended, registered 600,000 common shares, without par value, of the Registrant (“Common Shares”) to be offered and sold pursuant to the Registrant’s Second Amended and Restated 2012 Employee Share Purchase Plan (the “Second A&R ESPP”). The Registrant has since adopted the Third Amended and Restated 2012 Employee Share Purchase Plan (the “Third A&R ESPP”), which became effective as of May 5, 2022, the date the Registrant’s shareholders approved the Third A&R ESPP. From and after May 5, 2022, no Common Shares have been or will be offered under the Second A&R ESPP.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any of the Common Shares that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the Common Shares that were previously registered under the Registration Statement and remain unsold thereunder.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a new registration statement on Form S-8 to register Common Shares now available for offer and sale pursuant to the Third A&R ESPP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. John’s, Province of Newfoundland and Labrador, Country of Canada, on May 10, 2022.

FORTIS INC.

By:	/s/ Jocelyn H. Perry
Name:	Jocelyn H. Perry
Title:	Executive Vice President, Chief Financial Officer

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment to the Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on May 10, 2022.

FORTISUS INC.

By:	/s/ David G. Hutchens
Name:	David G. Hutchens
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933.

Signature Page to Post-Effective Amendment No. 2